Elys Game Technology and Lottomatica S.p.A. Enter into a Binding Term Sheet for Development of a Customized Sportsbook Platform with focus on North America

NEW YORK, January 25, 2022 – Elys Game Technology, Corp. (“Elys” or the “Company”) (Nasdaq:ELYS)(BER:3UW), an interactive gaming and sports betting technology company, announced today a binding term sheet with Lottomatica S.p.A. (“Lottomatica”), a preeminent global brand and leader in the Italian gaming market, that outlines the entry into a definitive agreement and ancillary agreements to design, develop and service a customized sportsbook technology platform (the “Product”) focused on Lottomatica’s North American growth initiatives.

“We are very pleased to collaborate with industry leader Lottomatica and their proven leadership on global sports betting opportunities as we continue to expand our operational footprint, “stated Michele Ciavarella, Executive Chairman of Elys Game Technology. This partnership adds a new evolution for Elys’ innovative sportsbook technology and is yet another example of our modular architecture’s ability to seamlessly integrate. We look forward to working closely with Lottomatica and their commercial partners to provide a competitive, flexible, and effective technology solution throughout this long-term relationship. We believe that this partnership could also foster significant synergies in the online gaming industry, both domestically and internationally, and is positioned to drive long-term shareholder value for both companies.”

“This agreement will allow Lottomatica to accelerate its plans for North America by leveraging on Elys’ deep knowhow and strong technology in this segment”, stated Giuseppe Portoricco, Lottomatica Senior Vice President for North America. “We are excited to collaborate with Elys on these developments.”

Under the terms of the agreements, Elys will contribute a commercial partition of its betting technology to integrate within the Lottomatica environment. Elys will also assure the functional operation of the Product through dedicated engineering and technical service teams and will earn tiered license fees from operation of the Product. In addition, subject to regulatory approvals where applicable, the parties may also collaborate on additional growth initiatives.

About Elys Game Technology, Corp.

Elys Game Technology, Corp., is a B2B global gaming technology company operating in multiple countries worldwide, with B2C online and land-based gaming operations in Italy. Elys offers its clients a full suite of leisure gaming products and services, such as sports betting, e-sports, virtual sports, online casino, poker, bingo, interactive games and slots in Italy and has operations in five states in the U.S. market. Elys’ vision is to become a global leader in the gaming industry through the development of pioneering and innovative technology.

The Company provides wagering solutions, services online operators, casinos, retail betting establishments and franchise distribution networks. Additional information is available on our corporate website at www.elysgame.com.

Investors may also find us on Twitter @ELYS_gaming.

About Lottomatica

Lottomatica S.p.A. is the first group to be authorized by the Customs and Monopoly Agency in the Italian gaming market and one of the major players in Europe. It is active in three product areas: sports betting, online games, amusement and entertainment machines (AWP and VLT). Lottomatica can count on the expertise of over 16,000 people, including direct employees and employees of the specialized franchising network.

With approximately €1.6 billion of revenues and €22 billion of wagers managed in 2019 on an aggregated basis, Lottomatica is the market leader in all segments of operations and offers safe and engaging gaming experiences across all sales channels. Lottomatica boasts a customer base of approximately 800,000 online customers, a franchising network of approximately 3,000 points of sales offering sports betting, 1,400 gaming halls, 13,600 tobacconists/bars and a proprietary network of approximately 120 gaming venues in Italy.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements and include statements regarding the Company negotiating and entering into definitive agreements and ancillary agreements with Lottomatica with respect to the development and provision of sports betting technology and services for the exclusive use of Lottomatica under an indefinite term license for the provision of sports betting on a B2C basis, whether all conditions precedent in such definitive agreements will be satisfied, whether the closing of such definitive agreements will occur, whether the Company will earn license fees, and whether the Company will achieve its goals. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to negotiate and enter into the definitive and ancillary agreements with Lottomatica as expected, to develop and provide sports betting technology and services for the exclusive use of Lottomatica under an indefinite term license as planned, to provide a dedicated engineering team and technical services as planned, to integrate our platform in a cost effective manner as expected, and to earn license fees as expected, the duration and scope of the COVID-19 outbreak worldwide, including the impact to state and local economies, and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and its subsequent filings with the U.S. Securities and Exchange Commission, including subsequent periodic reports on Form 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events, except as required by law.

Company Contacts:

Elys Game Technology, Corp.

Michele Ciavarella, Executive Chairman

Tel: 1-628-258-5148

Email: m.ciavarella@elysgame.com

Investor Contact:

KCSA Strategic Communications

Valter Pinto or Jack Perkins

Tel: 1-212-896-1254

Email: ELYS@KCSA.com

Source: Elys Game Technology, Corp.